Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statement is based upon the historical financial statements of Orion Energy Systems, Inc. (“Orion”) and Harris Manufacturing, Inc. and Harris LED, LLC (collectively “Harris”) after giving effect to Orion’s acquisition of all of the issued and outstanding shares of Harris. The acquisition of Harris will expand Orion’s product lines, increase its sales force and provide increased market share, specifically in new construction, retail store fronts, commercial office and government markets. The acquisition was accounted for as a business combination using the acquisition method with Orion identified as the acquirer. On July 1, 2013, the acquisition of Harris was completed for total transaction consideration of $10.8 million.

The unaudited pro forma condensed consolidated statement of operations for the quarter ended June 30, 2013 is presented as if the acquisition of Harris had taken place on April 1, 2012 and was carried forward through to June 30, 2013.

The unaudited pro forma condensed consolidated financial statement is provided for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Orion that would have been recorded had the acquisition of Harris been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of Orion. The unaudited pro forma condensed consolidated statement of operations does not reflect the impact of any potential operational efficiencies, cost savings or economies of scale that Orion may achieve with respect to the combined operations of Orion and Harris and does not include costs directly attributable to the transaction that were not incurred as of June 30, 2013. The pro forma statement of operations also includes adjustments to eliminate $141,000 of non-recurring expenses incurred for the three months ended June 30, 2013.

The unaudited pro forma condensed consolidated financial statement should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Orion’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and Orion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 as well as the Harris information for the year ended December 31, 2012 and accompanying notes filed on Form 8-K/A on September 13, 2013.

Orion Energy Systems, Inc

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended June 30, 2013

(in thousands, except share and per share amounts)

	6/30/2013 Historical Orion	6/30/2013 Historical Harris	Pro-Forma Adjustments		Pro-Forma Combined
Product revenue	$17,523	$4,245	$—		$21,768
Service revenue	3,329	—	—		3,329

Total revenue	20,852	4,245	—		25,097
Cost of product revenue	12,884	3,180	—		16,064
Cost of service revenue	2,245	—	—		2,245

Total cost of revenue	15,129	3,180	—		18,309

Gross profit	5,723	1,065	—		6,788
Operating expenses:					—
General and administrative	2,759	538	147	(A),(D)	3,444
Selling and marketing	3,303	252	—		3,555
Research and development	490	29	—		519

Total operating expenses	6,552	819	147		7,518
(Loss) income from operations	(829)	246	(147)		(730)
Other income (expense):					—
Interest expense	(113)	(6)	—		(119)
Interest income	174	—	—		174

Total other income (expense)	61	(6)	—		55
(Loss) income before income tax	(768)	240	(147)		(675)
Income tax expense	13	61	(54	) (B)	20

Net (loss) income	$(781)	$179	$(93)		$(695)

Basic net loss per share attributable to common shareholders	$(0.04)				$(0.03)
Weighted-average common shares outstanding	20,173,743		856,997	(C)	21,030,740
Diluted net loss per share	$(0.04)				$(0.03)
Weighted-average common shares and share equivalents outstanding	20,173,743		856,997	(C)	21,030,740

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Orion and Harris after giving effect to the cash paid, debt incurred and the stock issued by Orion to consummate the Harris acquisition, as well as certain pro forma adjustments.

The unaudited pro forma condensed consolidated statement of operations assumes that the acquisition of Harris occurred on April 1, 2012. The pro forma condensed consolidated statement of operations combines the historical results of Orion and Harris for the quarter ended June 30, 2013, plus pro forma adjustments.

The unaudited pro forma condensed consolidated financial statements assume that the acquisition is accounted for using the acquisition method of accounting for business combinations in accordance with the Financial Accounting Standards Board (Accounting Standards Codification 805) and represents the current pro forma information based upon available information of the combining companies’ results of operations during the periods presented. Actual results may differ from this unaudited pro forma condensed consolidated information.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the acquisition described above been consummated as of April 1, 2012.

Note 2. Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma condensed financial statements:

(A)	To record the elimination of non-recurring acquisition related expenses incurred:

For the three months ended June 30, 2013                                                                              141

(B)	To eliminate the Harris federal income tax expense due to the consolidated pro-forma loss for the quarter ended June 30, 2013.

(C)	To record the issuance of 856,997 Orion common shares issued out of treasury stock as part of the acquisition of Harris.

(D)	To record amortization related to the intangible assets recognized at the time of the acquisition of Harris. The useful lives of the intangible assets range from five to 8 years and are being amortized on a weighted average over the economic life of the assets. 288